Exhibit 10.2

LPL FINANCIAL HOLDINGS INC.
AMENDED AND RESTATED CORPORATE EXECUTIVE BONUS PLAN
Adopted by the Board of Directors on March 3, 2015

Section 1	Purpose of the Plan
The LPL Financial Holdings Inc. Corporate Executive Bonus Plan (the “Plan”) is established to promote the interests of LPL Financial Holdings Inc. and its subsidiaries (collectively, the “Company”) by creating a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries that is directly related to the performance results of the Company and such employees. The Plan provides cash incentive awards with respect to a specified performance period, contingent upon continued employment and meeting certain corporate goals, to designated officers and/or key executives who make substantial contributions to the Company.

Section 2	Administration of the Plan
The Compensation and Human Resources Committee of the Board of Directors of the Company or a subcommittee thereof (the “Committee”) shall administer the Plan. The Committee shall be composed solely of two or more “outside directors” within the meaning of Treasury Regulations Section 1.162-27 (or any successor regulation) and shall be appointed pursuant to the Bylaws of the Company and the Compensation and Human Resources Committee Charter. The Committee shall have discretionary authority to interpret the Plan, determine eligibility for awards under the Plan, determine the terms of and conditions applicable to any award under the Plan, establish rules and regulations to implement the Plan and take all actions and make all determinations deemed necessary or advisable for the administration of the Plan in its sole discretion. Any interpretation or decision of the Committee with respect to the Plan and any award under the Plan shall be final and binding on all parties who have an interest in the Plan.

Section 3	Bonus Awards
(a)Eligibility for Awards. Awards under the Plan may be granted by the Committee to any employee who is an executive officer of the Company, as such term is defined under the Securities and Exchange Act of 1934, as amended (each, an “Eligible Employee”). Except in the event of retirement, death or disability, an individual in this position shall be eligible to participate in the Plan if he or she is an employee of the Company on the last day of the performance period. An individual who is on a leave of absence shall remain eligible to participate in the Plan, but his or her award under the Plan shall be adjusted as provided in Section 3(g).
(b)Form of Awards. Bonus awards under the Plan shall be paid in cash, less applicable tax and other legally or contractually required withholdings and deductions.
(c)Bonus Formula.
(i)With respect to each award under the Plan, the performance criterion (or criteria) applicable to the award (as described in Section 3(c)(ii)), the performance period to which it relates, the target amount applicable to the award, the formula used to determine the amount or amounts payable under such award if the performance criterion (or criteria) is achieved, and all other terms and conditions applicable to the award as the Committee deems appropriate, subject, in each case to the terms of the Plan, shall be determined by the Committee within 90 days of the commencement of the applicable performance period, but in no event after 25% of the performance period has elapsed. Once the Committee has established the terms of such awards under the Plan in accordance with the foregoing sentence, it shall not thereafter adjust such terms, except to reduce payments, if any, under the awards in accordance with Section 3(e) or as otherwise permitted by Section 162(m) of the Internal Revenue Code of 1986, (the “Code”), to the extent applicable.

(ii)The performance criterion (or criteria) may be different for each Eligible Employee and shall be an objectively determinable measure (or measures) of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios, including ratios that measure operating income or profit, including on an after-tax basis; one or more relative measures of revenues and earnings, including “gearing” measures based on revenues or earnings, in each case before or after deduction of any portion of revenues or earnings; pre-tax net income; after-tax net income; operating revenue growth; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; earnings per share, stockholder return or value; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; increase in assets under management, administration or custody; changes between years or periods that are determined with respect to any of the foregoing; and any derivations of any of the foregoing. The performance criterion (or criteria) and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m) of the Code, to the extent applicable, the Committee may provide that one or more of the performance criteria applicable to any award under the Plan will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the performance period that affect the applicable performance criterion or criteria.
(iii)The formula for any award under the Plan may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss, and will be based on accounting rules and related Company accounting policies and practices in effect on the date the formula is approved by the Committee.
(d)Maximum Awards. The maximum award that may be paid to any Eligible Employee under the Plan for any fiscal year shall not exceed $10,000,000.
(e)Power to Reduce Awards. Notwithstanding anything to the contrary contained in the Plan, the Committee shall have the power, in its sole discretion, after determining the amount that would otherwise be payable under any award under the Plan, to reduce the actual payment, if any, to be made under such award to any Eligible Employee, including the chief executive officer (and to determine that no amount shall be payable to such Eligible Employee). In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other Eligible Employees under the Plan.
(f)Entitlement. An Eligible Employee shall be entitled to payment under any bonus award under the Plan only after the Committee (i) has determined whether and to what extent the performance criteria have been satisfied, (ii) to the extent required by Section 162(m) of the Code, to the extent applicable, has certified that the applicable performance criteria have been satisfied, and (iii) has approved the actual payment, if any, under the award. In accordance with Section 3(e), the actual payment of an award under the Plan may be less than (but in no event more than) the amount indicated by the level of achievement under the award as certified by the Committee pursuant to this Section 3(f). No amount may be paid under any award unless such certification requirement has been satisfied pursuant to this Section 3(f), except as provided by the Committee consistent with the requirements of Section 162(m) of the Code, to the extent applicable.
(g)Termination of Employment and Leaves of Absence. Except in the event of retirement, death or disability, if an employee ceases to be employed by the Company for any reason on or before the date when the bonus is earned, then he or she shall not earn or receive any bonus under the Plan. If an Eligible Employee is on a leave of absence for a portion of the relevant performance period, the bonus to be awarded under the Plan may be prorated to reflect only the time when he or she was actively employed and not any period when he or she was on leave. In the event of retirement, death or disability before the last day of the relevant performance period, the Committee shall have the sole discretion to award any bonus under the Plan.
(h)Payment of Awards. Bonus awards under the Plan shall be paid to each Eligible Employee within seventy-five (75) days after the close of the performance period, regardless of whether the individual had remained in employee status through the date of payment.

Section 4	Forfeiture; No Employment Rights
(a)Forfeiture. Awards under the Plan are subject to forfeiture, termination and rescission, and an Eligible Employee will be obligated to return to the Company payments received with respect to awards, in each case (i) to the extent provided by the Committee in connection with (A) a breach by the Eligible Employee of an award agreement or the Plan, or any non-competition, non-solicitation, confidentiality, or similar covenant or agreement with the Company or an affiliate or (B) an overpayment to the Eligible Employee of incentive compensation due to inaccurate financial data, (ii) in accordance with the Company’s Recoupment Policy, as such policy may be amended and in effect from time to time, or (iii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting an award under the Plan agrees to return the full amount required under this Section 4(a) at such time and in such manner as the Committee shall determine in its sole discretion.
(b)No Employment Rights. No person shall have any claim or right to be granted an award, nor shall the selection for participating in the Plan for any performance period be construed as giving an Eligible Employee the right to be retained in the employ or service of the Company or an affiliate for that performance period or for any other period. The loss of an award will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or an affiliate to the Eligible Employee.

Section 5	General Provisions
(a)Section 162(m). The Plan and any award under the Plan will be construed and administered to the maximum extent permitted by law in a manner consistent with qualifying the award for the exemption for performance-based compensation under Section 162(m) of the Code, to the extent applicable, notwithstanding anything to the contrary in the Plan.
(b)Plan Amendments. The Committee may at any time amend, suspend or terminate the Plan, provided that it must do so in a written resolution and such action shall not adversely affect rights and interests of Eligible Employees to individual bonuses approved by the Committee pursuant to Section 3(g) prior to such amendment, suspension or termination. Stockholder approval shall be obtained for any amendment to the extent necessary and desirable to qualify the awards under the Plan as performance-based compensation under Section 162(m) of the Code and to comply with applicable laws, regulations or rules.
(c)Limitation on Liability. Neither the Company, nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, will be liable for any adverse or other consequences to any Eligible Employee or to the estate or beneficiary of any Eligible Employee, or to any other holder of an award under the Plan that may arise or otherwise be asserted with respect to an award, including, but not limited to, by reason of the application of Section 4 or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of an award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.
(d)Benefits Unfunded. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Eligible Employees shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards under the Plan.

(e)Termination. The Committee may, in its discretion, terminate the Plan at any time.
(f)Benefits Nontransferable. No Eligible Employee shall have the right to alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee’s creditors or to attachment, execution or other process of law.
(g)Exclusive Agreement. The Plan document is the full and complete agreement between the Eligible Employees and the Company on the terms described herein.
(h)Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principals thereof.
(i)Effective Date. The Plan was adopted by the Board of Directors of the Company on March 3, 2015 and will be effective as of such date, subject to its approval by the Company’s shareholders at the Company’s annual meeting in 2015.